Filed pursuant to Rule 433
Dated January 20, 2026

Relating to
Preliminary Pricing Supplement No. 13,582 dated January 20, 2026 to
Registration Statement No. 333-275587

Global Medium-Term Notes, Series J

Euro Floating Rate Senior Registered Notes Due 2029
Euro Fixed/Floating Rate Senior Registered Notes Due 2032
Euro Fixed/Floating Rate Senior Registered Notes Due 2037

Euro Floating Rate Senior Registered Notes Due 2029

Issuer:	Morgan Stanley
Principal Amount:	€1,250,000,000
Maturity Date:	October 5, 2029
Trade Date:	January 20, 2026
Original Issue Date (Settlement):	January 23, 2026 (T+3)
Interest Accrual Date:	January 23, 2026
Issue Price (Price to Public):	100.000%
Agents’ Commission:	0.250%
All-in Price:	99.750%
Net Proceeds to Issuer:	€1,246,875,000
Base Rate:	EURIBOR
Spread (plus or minus):	Plus 0.700%
Index Maturity:	Three months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 5, April 5, July 5 and October 5, commencing April 5, 2026
Initial Interest Rate:	The Base Rate plus 0.700%; to be determined by the Calculation Agent on the second TARGET Settlement Day immediately preceding the Original Issue Date
Initial Interest Reset Date:	April 5, 2026
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Day Count Convention:	Actual/360
Optional Redemption:
The Issuer may, at its option, redeem the notes, (i) in whole but not in part, on October 5, 2028, or (ii) in whole at any time or in part from time to time, on or after September 5, 2029, on at least 3 business days’ but not more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Tax Redemption and Payment of Additional Amounts:	Yes
Specified Currency:	Euro (“€”)
Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York

Listing:
Application will be made for listing on the Official List of the Financial Conduct Authority and for admission to trading on the London Stock Exchange’s Main Market after the Original Issue Date.  No assurance can be given that such applications will be granted.

ISIN:	XS3281047921
Common Code:	328104792
Form:	Registered; issued under the New Safekeeping Structure (intended to be Eurosystem eligible)
Issuer Ratings*:	A1 (Moody’s) / A- (Standard & Poor’s) / A+ (Fitch) / A+ (R&I) / AA (low) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:
Morgan Stanley & Co. International plc (“MSIP”) and such other agents as shall be named in the pricing supplement.  MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through Morgan Stanley & Co. LLC (“MS&Co.”).  MS&Co. is our wholly-owned subsidiary. MS&Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS&Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

No EEA PRIIPs KID:	No EEA PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in EEA.
UK MiFIR professionals/ECPs-only / No UK PRIIPs KID:
Manufacturer target market (MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).  No UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in UK.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Euro Floating Rate Senior Registered Notes Due 2029 are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Euro Fixed/Floating Rate Senior Registered Notes Due 2032

Issuer:	Morgan Stanley
Principal Amount:	€2,000,000,000
Maturity Date:	January 23, 2032
Trade Date:	January 20, 2026
Original Issue Date (Settlement):	January 23, 2026 (T+3)
Interest Accrual Date:	January 23, 2026
Issue Price (Price to Public):	100.000%
Agents’ Commission:	0.350%
All-in Price:	99.650%
Net Proceeds to Issuer:	€1,993,000,000
Fixed Rate Period:	From and including the Original Issue Date to but excluding January 23, 2031
Floating Rate Period:	From and including January 23, 2031 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 3.383% per annum; during the Floating Rate Period, the Base Rate plus 0.911% (to be determined by the Calculation Agent on the second TARGET Settlement Day immediately preceding each Interest Reset Date)

Base Rate:	EURIBOR
Spread (plus or minus):	Plus 0.911%

Index Maturity:	Three months
Interest Reset Dates:	Each Interest Payment Date commencing January 23, 2031, provided that the January 23, 2031 Interest Reset Date shall not be adjusted for a non-Business Day
Interest Reset Period:	Quarterly
Interest Payment Periods:	During the Fixed Rate Period, annual; during the Floating Rate Period, quarterly
Interest Payment Dates:
With respect to the Fixed Rate Period, each January 23, commencing January 23, 2027 to and including January 23, 2031; with respect to the Floating Rate Period, each January 23, April 23, July 23 and October 23, commencing April 23, 2031 to and including the Maturity Date

Day Count Convention:	During the Fixed Rate Period, Actual/Actual (ICMA); during the Floating Rate Period, Actual/360
Optional Redemption:
Optional Make-Whole Redemption, on or after July 27, 2026 and prior to January 23, 2031, in whole at any time or in part from time to time, as described in the below-referenced pricing supplement (spread to reinvestment rate: plus 15 basis points).
In addition, the Issuer may, at its option, redeem the notes, (i) in whole but not in part, on January 23, 2031, or (ii) in whole at any time or in part from time to time, on or after October 23, 2031, on at least 3 business days’ but not more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Tax Redemption and Payment of Additional Amounts:	Yes
Specified Currency:	Euro (“€”)
Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:
Application will be made for listing on the Official List of the Financial Conduct Authority and for admission to trading on the London Stock Exchange’s Main Market after the Original Issue Date.  No assurance can be given that such applications will be granted.

ISIN:	XS3281048499
Common Code:	328104849
Form:	Registered; issued under the New Safekeeping Structure (intended to be Eurosystem eligible)
Issuer Ratings*:	A1 (Moody’s) / A- (Standard & Poor’s) / A+ (Fitch) / A+ (R&I) / AA (low) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:
Morgan Stanley & Co. International plc (“MSIP”) and such other agents as shall be named in the pricing supplement.  MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through Morgan Stanley & Co. LLC (“MS&Co.”).  MS&Co. is our wholly-owned subsidiary. MS&Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS&Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

No EEA PRIIPs KID:	No EEA PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in EEA.
UK MiFIR professionals/ECPs-only / No UK PRIIPs KID:
Manufacturer target market (MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).  No UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in UK.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Euro Fixed/Floating Rate Senior Registered Notes Due 2032 are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Euro Fixed/Floating Rate Senior Registered Notes Due 2037

Issuer:	Morgan Stanley
Principal Amount:	€1,750,000,000
Maturity Date:	January 23, 2037
Trade Date:	January 20, 2026
Original Issue Date (Settlement):	January 23, 2026 (T+3)
Interest Accrual Date:	January 23, 2026
Issue Price (Price to Public):	100.000%
Agents’ Commission:	0.450%
All-in Price:	99.550%
Net Proceeds to Issuer:	€1,742,125,000
Fixed Rate Period:	From and including the Original Issue Date to but excluding January 23, 2036
Floating Rate Period:	From and including January 23, 2036 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 3.981% per annum; during the Floating Rate Period, the Base Rate plus 1.143% (to be determined by the Calculation Agent on the second TARGET Settlement Day immediately preceding each Interest Reset Date)

Base Rate:	EURIBOR
Spread (plus or minus):	Plus 1.143%
Index Maturity:	Three months
Interest Reset Dates:	Each Interest Payment Date commencing January 23, 2036, provided that the January 23, 2036 Interest Reset Date shall not be adjusted for a non-Business Day
Interest Reset Period:	Quarterly
Interest Payment Periods:	During the Fixed Rate Period, annual; during the Floating Rate Period, quarterly
Interest Payment Dates:
With respect to the Fixed Rate Period, each January 23, commencing January 23, 2027 to and including January 23, 2036; with respect to the Floating Rate Period, each January 23, April 23, July 23 and October 23, commencing April 23, 2036 to and including the Maturity Date

Day Count Convention:	During the Fixed Rate Period, Actual/Actual (ICMA); during the Floating Rate Period, Actual/360
Optional Redemption:
Optional Make-Whole Redemption, on or after July 27, 2026 and prior to January 23, 2036, in whole at any time or in part from time to time, as described in the below-referenced pricing supplement (spread to reinvestment rate: plus 20 basis points).
In addition, the Issuer may, at its option, redeem the notes, (i) in whole but not in part, on January 23, 2036, or (ii) in whole at any time or in part from time to time, on or after October 23, 2036, on at least 3 business days’ but not more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Tax Redemption and Payment of Additional Amounts:	Yes
Specified Currency:	Euro (“€”)

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Business Days:	London, TARGET Settlement Day and New York
Listing:
Application will be made for listing on the Official List of the Financial Conduct Authority and for admission to trading on the London Stock Exchange’s Main Market after the Original Issue Date.  No assurance can be given that such applications will be granted.

ISIN:	XS3281048572
Common Code:	328104857
Form:	Registered; issued under the New Safekeeping Structure (intended to be Eurosystem eligible)
Issuer Ratings*:	A1 (Moody’s) / A- (Standard & Poor’s) / A+ (Fitch) / A+ (R&I) / AA (low) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:
Morgan Stanley & Co. International plc (“MSIP”) and such other agents as shall be named in the pricing supplement.  MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through Morgan Stanley & Co. LLC (“MS&Co.”).  MS&Co. is our wholly-owned subsidiary. MS&Co. will therefore conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS&Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

No EEA PRIIPs KID:	No EEA PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in EEA.
UK MiFIR professionals/ECPs-only / No UK PRIIPs KID:
Manufacturer target market (MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).  No UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in UK.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Euro Fixed/Floating Rate Senior Registered Notes Due 2037 are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Preliminary Pricing Supplement No. 13,582 dated January 20, 2026
Prospectus Supplement dated November 16, 2023
Prospectus dated April 12, 2024

When you read the prospectus supplement, please note that all references in such prospectus supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable.